Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 4/23/2018	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

4/23/2018 through 4/30/2018	Under $15,000	1.10%	1.11%
	$15,000 through $50,000	1.30%	1.31%
	$50,000 and above	1.45%	1.46%